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                                                            Exhibit 10(c)

                        SPLIT DOLLAR LIFE INSURANCE AGREEMENT


     THIS AGREEMENT is entered into effective as the 12th day of November, 1998, by and between ALLIANCE PHARMACEUTICAL CORPORATION (hereinafter "APC"), and THEODORE D. ROTH (hereinafter referred to as the "Insured").


                                  WITNESSETH THAT:

     WHEREAS, Insured is President of APC, and is a valued executive employee of APC who has provided significant and substantial past services to APC, and APC wishes to retain Insured in its employ to provide continuity in the management of APC, and to continue to develop the management capabilities of APC; and

     WHEREAS, APC, as an inducement to such continued employment, wishes to assist Insured with his personal life insurance program, while at the same time providing APC with key man life insurance coverage on Insured; and

     WHEREAS, this Agreement is intended to qualify as a life insurance employment benefit as described in the Internal Revenue Service Revenue Ruling 64-328, 1964-2 C.B. 11; and

     WHEREAS, the parties have purchased a policy of life insurance insuring the life of Insured (hereinafter referred to as the "Policy"), which is described in Exhibit "A" attached hereto and by this reference made a part hereof, and which was issued by Security Life of Denver (hereinafter referred to as the "Insurer"); and

     WHEREAS, APC and the Insured are willing to continue to pay the premiums due on the Policy, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

     1. INSURANCE POLICY. The parties hereto have taken all necessary action to cause the Insurer to issue the Policy. The Insured agrees to execute a collateral assignment of the Policy in favor of APC and the parties agree to take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement.


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     2.   POLICY OWNERSHIP.  Except as otherwise provided in this Agreement, the
Insured shall be the sole and exclusive owner of the Policy and may exercise without the consent of APC all of the ownership rights granted to the owner thereof by the terms of the Policy, including, but not limited to, the right to designate beneficiaries and select settlement options. APC shall have only the right to receive certain death benefit proceeds in the event of the death of the Insured as provided in Section 5 of this Agreement; and to the return of unreimbursed premiums paid under this Agreement, less the "Economic Benefit," in the event of the termination of this Agreement as provided in Section 6 of this Agreement. As used in this Agreement, the term "Economic Benefit" shall mean the cumulative value to APC of maintaining the $4,000,000 of key man life insurance coverage on the life of the Insured, which shall be calculated annually by using the PS-58 rates multiplied by the current death benefit payable to APC under Section 5B(1)(a) of this Agreement. Insured shall have the limited right to borrow against the cash surrender value of the Policy, or otherwise receive a distribution from the Insurer, so long as said loan or distribution does not reduce the cash surrender value of the Policy to an amount less than the amounts which would be payable to APC under Section 6B of this Agreement had the Agreement then terminated. Insured shall not have the right to cancel or surrender the Policy as long as this Agreement has not been terminated in accordance with its terms.

     3. ASSIGNMENT. The Insured shall have the right to assign any part or all of his interest in the Policy and this Agreement to any person, entity or trust by execution of a written assignment delivered to the Insurer and APC. Insured agrees to execute a collateral assignment in favor of APC for its interests as set forth in this Agreement.

     4. PREMIUM PAYMENTS. On or before the due date of each Policy premium, APC shall pay the full amount of the premium due on the Policy to the Insurer, which the parties anticipate will be approximately Sixty Two Thousand Dollars
($62,000) per year.   APC shall promptly furnish to the Insured evidence of
timely payment of such premium. Within sixty (60) days of receipt of evidence of timely premium payment, the Insured will reimburse APC for his share of the annual premium, which the parties anticipate will be approximately Two Thousand
dollars ($2,000) per year.   APC's obligation to make premium payments shall
cease as of the date of the termination of this Agreement; provided, however, that APC shall not be entitled to a refund for any portion of the prepaid annual premium for the policy year in which this Agreement terminates, except as otherwise provided in Sections 5 or 6 hereof.

     5.   DEATH OF INSURED.

          A. Upon the death of the Insured, APC and the personal representative of the Insured shall promptly take any and all actions necessary to obtain the death benefit proceeds provided under the Policy.


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          B.   In the event of the death of the Insured before this
     Agreement has otherwise terminated, the death benefit proceeds shall be divided and paid in the following manner and order of priority:

               (1) APC shall have the unqualified right to receive a portion of such death benefit equal to the following:

                    (a)  Four Million Dollars ($4,000,000); PLUS

                    (b) the total amount of the unreimbursed premiums paid by APC during the term of this Agreement;
                         LESS

                    (c)  the Economic Benefit.

          Notwithstanding the above, in no event shall the amount payable to APC exceed the Policy proceeds payable at the death of the Insured.

               (2) After payment of the death benefit to APC as provided under paragraph B(1) of this Section 5, the remaining death benefit provided under the Policy shall be paid to such beneficiary or beneficiaries as the Insured may designate, in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy.

     6.   TERMINATION.

          A. This Agreement shall terminate on the earliest to occur of the following:

               (1) the death of the Insured, in which event the respective rights of the parties shall be as provided in Section 5 of this Agreement, or

               (2)  the first to occur of:

                    (a)  the date of termination of employment of Insured,

                    (b)  April 1, 2016, or


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                    (c)  the thirtieth (30th) day following written notice by
                         APC to the Insured of its intent to terminate this Agreement, and in each such event, the respective rights of the parties shall be as provided in paragraph B of this Section 6, unless otherwise mutually agreed by the parties in writing.

          B. The rights of the parties upon termination of this Agreement as provided under paragraph A(2) of this Section 6 shall be as follows:

               (1) APC shall have no further obligation to make the premium payments set forth in Section 4 of this Agreement. APC's interest in the Policy shall be limited to the LESSER of:

                    (a) the cash surrender value of the Policy as of the date of the termination of this Agreement;
                         OR

                    (b) the total amount of the unreimbursed premium paid by APC during the term of this Agreement, LESS the Economic Benefit.

               (2) For ninety (90) days following termination of this Agreement, the Insured shall have the option of purchasing APC's interest in the Policy. To purchase such interest, the Insured shall pay to APC the total amount of the unreimbursed premium payments made by APC hereunder, LESS the Economic Benefit. Upon receipt of such amount, APC shall transfer all of its interest in the Policy to Insured and agrees to take such actions required by the Insurer (including the execution of any and all documents or instruments) to transfer all of the interest of APC in the Policy to the Insured. Thereafter, neither APC nor any of its respective successors and assigns shall have any further interest in the Policy under the terms thereof or under this Agreement.

               (3) If the Insured fails to exercise such option under paragraph B(2) of this Section 6 within such ninety (90) day period, then APC may enforce its rights to be paid the amounts due under paragraph B(1)(b) of this Section 6 from the cash surrender value of the Policy. In the event the cash surrender value of the Policy exceeds the amount due to APC under this Agreement, the Policy and the right to such excess shall be retained by the Insured. Upon receipt of such


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          amount, APC shall transfer all of its interest in the Policy to
          Insured and agrees to take such actions required by the Insurer (including the execution of any and all documents or instruments) to transfer all of the interest of APC in the Policy to the Insured. Thereafter, neither APC nor any of its respective successors and assigns shall have any further interest in the Policy under the terms thereof or under this Agreement.

     7. AMENDMENT. This Agreement may not be amended, altered or modified, except by a written instrument signed by both parties hereto, or their respective successor or assigns, and may not be otherwise terminated except as provided herein.

     8. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of APC, and its successors and assigns, and the Insured and his successors, assigns, heirs, beneficiaries, executor, administrator, or other personal representative.

     9. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address. The date of such mailing shall be deemed the date of notice, consent or demand.

     10. SPECIAL PROVISIONS. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"):

          A. The named fiduciary shall be the Treasurer of APC (unless this position is held by Insured in which event APC shall designate a new named fiduciary and the parties shall amend this Agreement accordingly).

          B. The funding under this Agreement is that all premiums on the Policy be remitted by APC to the Insurer as billed and when due.

          C. Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums and the Economic Benefit.

          D. For claims procedure purposes, the "Claims Manager" shall be the Treasurer of APC (unless this position is held by Insured, in which event APC shall designate a new Claims Manager and the parties shall amend this Agreement accordingly).


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               (1)  If for any reason a claim for benefits under this
          Agreement is denied by APC, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Agreement section on which the denial is based, such other data as may be pertinent, and information on the procedures to be followed by the claimant in obtaining a review of his claim, written in a manner calculated to be understood by the claimant. For this purpose:

                    (a) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.

                    (b) The Claims Manager's explanation shall be in writing delivered to the claimant within ninety
                         (90) days of the date the claim is filed.

               2. The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

               3. The Claims Manager shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based.
          If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

     11. GOVERNING LAW. This Agreement, and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by ERISA.


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     12.  COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                              ALLIANCE PHARMACEUTICAL
                              CORPORATION


                              By:___________________________________
                              Title:________________________________

                              INSURED


                              ______________________________________
                              Theodore D. Roth

Attest:


__________________________

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                                    EXHIBIT "A"

     A summary of the Policy attached hereto is as follows:


Insurer:                 Security Life of Denver

Insured:                 Theodore D. Roth

Policy Number:           610009778

Date of Issue:           September 21, 1998


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